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                                                                    EXHIBIT 3.05



                                 SECOND AMENDED
               CERTIFICATE OF DESIGNATED, PREFERENCES, RIGHTS AND
                                 LIMITATIONS OF
                   SERIES A 10% CONVERTIBLE PREFERRED STOCK,
                               $20.00 FACE VALUE,
                                EVRO CORPORATION


         EVRO Corporation (the "Corporation"), organized and existing under Florida law, hereby certifies that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and
Section 607.0602 of the Florida Business Corporation Act, the Board of Directors, by written action taken on October 9, 1995, adopted a Resolution providing for the amendment and restatement of the Corporation's Certificate of Designation, Preferences, Rights and Limitations for its Series A 10% Convertible Preferred Stock, $20.00 Face Value, which Series was created by the Corporation's filing with the Florida Department of State, on October 3, 1994, of its Certificate of Designation, Preferences, Rights and Limitations therefor and, on January 24, 1995, the Amendment to the Certificate of Designation, Preferences, Rights and Limitations therefor, which Resolution is hereafter set forth in its entirety.

         RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation's authorized class of preferred stock, $20.00 face value per share, is hereby established as Series A 10% Convertible Preferred Stock, $20.00 Face Value (hereinafter referred to as the "Series A Preferred Stock"), which Series consists of 100,000 authorized shares. The issued and outstanding shares of Series A Preferred Stock, as they may exist from time to time, are sometimes referred to below as the "Shares". The preferences and relative, participating, conversion or other special rights of, and the qualifications, limitations and restrictions, imposed upon the Series A Preferred Stock shall be as follows:

         1. Cash Dividends. The holders of the Shares of Series A Preferred Stock shall be entitled to receive cash dividends at an annual rate of 10% of the face value, or $2.00 per Share, such dividends to begin accruing the month following the third consecutive month in which the Corporation's subsidiary, Lintronics Technologies, Inc. ("Lintronics") sells three Mammo-ScanTM units per month. As so accrued, the dividends shall be payable on December 31st of each year. The right to receive such dividends is cumulative but the dividends are non-compounding. No dividend may be declared and set aside for any other equity securities of the Corporation at any time the holders of Series A Preferred Stock have not received the full dividend to which they are entitled to pursuant to this paragraph 1. If any dividends are paid with respect to the Shares in an amount less than provided for above, the Corporation shall make such dividend payments ratably upon all outstanding Shares.

         2. Conversion Rights. The holders of the Shares shall have the conversion rights as set forth in this Paragraph 2. At any time after July 1, 1992, the Shares shall be convertible in to





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shares of the Corporation's common stock in the amount of $71,428.57 per calendar quarter plus the amount of accrued dividends, if any (the "Conversion Payment"). The common stock received upon conversion will not be registered with the Securities and Exchange Commission or any state authority, and the holder will have no right to require any such registration. The conversion ratio will be based upon the fair market value of such common stock at the conversion date (the "Conversion Ratio"). The holders of the Shares can require that one-half of the quarterly Conversion Payment be paid to them in cash and one-half in common stock. Not withstanding the above, the total Conversion Payment to be made by the Corporation during any given quarter, in both common stock and cash, shall not exceed 85% of the Lintronics quarterly net after tax profits, less applicable debt service. In the event that this limitation results in the Conversion Payment being less than $71,428.57 in any quarter, the shortfall shall not be added to the Conversion Payment of successor quarters, the total maximum quarterly Conversion Payment never exceeding $71,428.57.

Shares shall be convertible at the office of the Corporation for shares of the Corporation's common stock at the time of conversion. The number of shares of common stock into which the Shares submitted for conversion shall be converted, shall be calculated to the nearest 1/10th of a share, fractions of a share less than 1/10th of a share being disregarded. Upon conversion, no fractional share of common stock shall be issued, but in lieu thereof, cash shall be paid to the holder of the Shares submitted for conversion in an amount equal to the fair market value, at the time, of the fractional share of common stock that would otherwise have been issued.

Before any holder of Shares be entitled to convert the Shares into common stock, he or she shall surrender the certificate, or certificates for such Shares duly endorsed, at the office of the Corporation for the shares of common stock at the time of conversion, and shall give written notice to Corporation at such office of the election to convert the same and shall state in writing therein the name or names in which the certificate or certificates for common stock are to be issued. The Corporation shall, as soon as practicable thereafter under the circumstances, issue and deliver at the office of the transfer agent for the common stock, or at the office of the Corporation if there be no such transfer agent, to such holder of such Shares, or the nominee of such holder, certificates for the number of full shares of common stock which the holder shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share.

In the case of any capital reorganization or any reclassification of the capital stock of the Corporation or in the case of the consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets or shares of the Corporation to another corporation, the Plan of Merger and Plan of Reorganization or Assets and/or Capital Stock Purchase Agreement shall set forth that such holder of Shares will be issued preferred stock in the surviving or purchasing corporation with the same designation, preferences, rights and limitations as contained in this Certificate.

The Corporation shall at all times reserve and keep available out of its authorized but unissued common stock, solely for the purpose of effecting the conversion of the Shares, the full number of





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shares of common stock deliverable upon the conversion of all Shares from time to time outstanding. The Corporation shall, from time to time (subject to obtaining any necessary consent for action of the directors or shareholders), in accordance with the laws of the State of Florida, increase the authorized amount of its common stock if at any time the authorized amount of shares of such stock remaining unissued shall not be sufficient to permit the conversion of all Shares at the time outstanding.

         3. Redemption Rights. The Corporation may redeem the Shares, if unconverted, at any time after giving 30 days notice, at a price of $20.00 per Share plus all accrued but unpaid dividends.

         4. Voting Rights. Each issued and outstanding share of Series A Preferred Stock shall entitle the registered holder thereof to the exact voting rights of a given holder of a share of the Corporation's Common Stock.

         5. Priority in the Event of Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the holder of any class of the common stock of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, the sum of $20.00 in cash plus accrued but unpaid dividends, for each Share of Series A Preferred Stock so held. After payment shall have been made in full to the holder of Series A Preferred Stock, of funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such holders, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.

         6. Limitations on Corporations; Shareholder Consent. So long as any Shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law of 80% of the holders of the outstanding Shares, voting as a class, change the preferences, rights or limitations with respect to the Series A Preferred Stock in any material respect prejudicial to the holders thereof, or increase the authorized number of Shares of such Series, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any series of preferred stock holding liquidation preference equal to or subordinate to the Series A Preferred Stock. Further, no such vote or written consent of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when such change is to take effect, provision is made for the redemption of all Shares at the time outstanding; and the provisions of this paragraph 6, shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

         7. Notices. All notices or other communications required or permitted to be given





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pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified or registered mail, return receipt requested, or sent by prepaid telegram, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a holder of Series A Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

         IN WITNESS WHEREOF, EVRO Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its Vice President and Assistant Secretary as of October 9, 1995.


                                        /s/Christopher P. Dona
                                        -----------------------------------
                                        Christopher P. Dona, Vice President


                                        /s/O. Don Lauher
                                        ------------------------------------
                                        O. Don Lauher, Assistant Secretary

STATE OF FLORIDA
COUNTY OF ORANGE

         This instrument was acknowledged before me on October 9, 1995, on behalf of EVRO CORPORATION by Christopher P. Dona, its Vice President.


                                        /s/Karen D. Jackson
                                        ----------------------------------
                                        Notary Public


                                        My Commission Expires: 06/25/98



STATE OF FLORIDA
COUNTY OF ORANGE

         This instrument was acknowledged before me on October 16, 1995, on behalf of EVRO CORPORATION by O. Don Lauher, its Assistant Secretary.



                                        /s/Karen L. Bohn
                                        ----------------------------------
                                        Notary Public


                                        My Commission Expires: 09/10/96





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